Exhibit (a)(1)(i)

OFFER TO PURCHASE BY

DWS STRATEGIC MUNICIPAL INCOME TRUST

(the “Fund”)

FOR CASH

UP TO 100% OF THE FUND’S OUTSTANDING

Municipal Auction Rate Cumulative Preferred Shares, Series T

(the “Preferred Shares”)

AT A PRICE PER PREFERRED SHARE OF 96% OF THE LIQUIDATION PREFERENCE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON OCTOBER 26, 2012 UNLESS THE OFFER IS EXTENDED.

This Offer is conditioned upon at least 70% of the outstanding Preferred Shares being tendered and the Fund’s issuance of new preferred shares with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares, and certain other terms and conditions.  See Section 9 of the Offer to Purchase — “Certain Conditions of the Offer.”

Neither the Fund nor its Board of Trustees nor Deutsche Investment Management Americas Inc., the Fund’s investment adviser (“DIMA”), makes any recommendation to any shareholder as to whether to tender or refrain from tendering Preferred Shares.  No person has been authorized to make any recommendation on behalf of the Fund, its Board of Trustees or DIMA as to whether shareholders should tender or refrain from tendering Preferred Shares pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained in the Offer to Purchase or in the Letter of Transmittal.  If made or given, any such recommendation, representation, or information must not be relied upon as having been authorized by the Fund, its Board of Trustees, or DIMA.  Shareholders are urged to evaluate carefully all information related to the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender or refrain from tendering their Preferred Shares.

Important Information

Shareholders who wish to tender all or any part of their Preferred Shares should either (1) deliver such Preferred Shares pursuant to the procedures for book-entry transfers set forth in Section 5 of the Offer to Purchase – “Procedures for Tendering Preferred Shares” prior to the expiration date of the Offer or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If you have Preferred Shares registered in the name of a broker or other nominee, you must contact such broker or nominee if you desire to tender your Preferred Shares.  If you desire to tender your Preferred Shares and your Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Preferred Shares by following the procedures for guaranteed delivery set forth in Section 5 of the Offer to Purchase – “Procedures for Tendering Preferred Shares”

The Fund may reject any tender that does not fully comply with these procedures.

A summary of the principal terms of the Offer appears beginning on page 4 hereof in the “Summary Term Sheet.”

If you have questions about the Offer, you can contact Deutsche Bank Trust Company Americas (the “Information Agent” and “Depositary” for the Offer) at its address and telephone number set forth below.  You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from Deutsche Bank Trust Company Americas, or your broker, dealer, commercial bank, trust company or other nominee.

IF YOU DO NOT WISH TO TENDER YOUR PREFERRED SHARES, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

September 27, 2012

DEUTSCHE BANK TRUST COMPANY AMERICAS

INFORMATION AGENT AND DEPOSITARY

c/o DB Services Americas, Inc.
MS JCK01-D218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Reorganization Unit

Telephone: 1-800-735-7777 (Option 1)
Facsimile: 1-615-866-3889
Email:  db.reorg@db.com

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	4

Introduction	9

1.	Terms of the Offer; Expiration Date	10

2.	Extension of Offer; Termination; Amendments	11

3.	Acceptance for Payment and Payment	11

4.	Source and Amount of Funds	12

5.	Procedures for Tendering Preferred Shares	12

(a)	Proper Tender of Preferred Shares	12

(b)	Book-Entry Delivery	12

(c)	Guaranteed Delivery	13

(d)	Signature Guarantees	13

(e)	Determinations of Validity	14

(f)	United States Federal Income Tax Withholding	15

6.	Withdrawal Rights	15

7.	Material United States Federal Income Tax Consequences	16

(a)	U.S. Shareholders	17

(b)	Non-U.S. Shareholders	18

(c)	Other Tax Consequences	19

8.	Purpose of the Offer	19

9.	Certain Conditions of the Offer	20

10.	Price Range of Preferred Shares; Dividends	21

11.	Certain Information about the Fund	22

12.	Interest of Trustees, Executive Officers and Certain Related Persons	22

13.	Certain Effects of the Offer	23

(a)	Purchase Price in the Offer is Less than Liquidation Preference	23

(b)	Lack of Market for Preferred Shares	23

(c)	Dividend Rates and Cost of Leverage	24

(d)	Fixed Term of the New Preferred Shares.	24

(e)	Effect on Common Shares	24

(f)	Recognition of Gains/Losses	25

14.	Plans or Proposals of the Fund; Regulatory Approvals	25

15.	Fees and Expenses	26

16.	Miscellaneous	26

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer.  To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer Documents”).

What and how many securities is the Fund offering to purchase?

DWS Strategic Municipal Income Trust (the “Fund”) is offering (the “Offer”) to purchase up to 100% of its 2,800 outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T, with a par value of $0.01 per share and a liquidation preference of $25,000 per share (the “Preferred Shares”).  The Fund will, upon the terms and subject to the conditions of the Offer, purchase all Preferred Shares properly tendered and not withdrawn prior to the time the Offer expires.  See Section 1 – “Terms of the Offer; Expiration Date.”

How much is the Fund offering to pay for my Preferred Shares and what is the form of payment?  Will I have to pay any fees or commissions?

The price to be paid for the Preferred Shares is an amount per Preferred Share, net to the seller in cash, equal to 96% of the liquidation preference of $25,000 per Preferred Share (or $24,000 per Preferred Share), plus any unpaid dividends accrued through the Expiration Date (as defined below).  Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares.  See Section 1 – “Terms of the Offer; Expiration Date.”

If you tender your Preferred Shares to the Fund in the Offer, you will not have to pay brokerage fees, commissions or similar expenses.  If you own Preferred Shares through a broker or other nominee, and your broker or nominee tenders your Preferred Shares on your behalf, your broker or nominee may charge you a fee for doing so.  You should consult your broker or nominee to determine whether any charges will apply.

Why is the Fund making the Offer?

The Offer is being made in connection with a proposal to refinance the Fund’s current leverage represented by the outstanding Preferred Shares.  The Fund uses leverage to seek to enhance the distributions and investment return available over time to the Fund’s common shareholders by seeking to earn a rate of portfolio return (which includes the return related to investments made with proceeds from leverage) that exceeds the leverage costs.  Since February 2008, auctions of the Preferred Shares have failed.  A failed auction is not a default on or loss of capital of, the Preferred Shares, and in the case of a failed auction, the Fund continues to pay dividends, but at the specified maximum rate rather than at a market clearing rate.  However, as a result of the failed auctions, holders of the Preferred Shares who desired to sell their Preferred Shares have been unable to do so.

In light of the continued auction failures and the general market conditions for auction rate preferred shares, Deutsche Investment Management Americas, Inc. (“DIMA”), the Fund’s investment advisor, has evaluated alternative leverage solutions that would result in additional liquidity for the holders of the Preferred Shares and that it believes also would be in the best interests of the Fund’s common shareholders and the Fund as a whole.  In May 2012, the Board of Trustees of the Fund approved a proposal by DIMA to refinance the Fund’s current leverage by (i) conducting the Offer for the Preferred

Shares and (ii) issuing New Preferred Shares with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares.

Neither the Fund, its Board of Trustees, nor DIMA have made any recommendation to any shareholder as to whether to tender or refrain from tendering Preferred Shares.  Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisers and make their own decisions whether to tender or refrain from tendering their Preferred Shares.

If I decide not to tender my Preferred Shares, how will the Offer affect my Preferred Shares?

If you decide not to tender your Preferred Shares and the Offer is completed, you will still own the same number of Preferred Shares following the Offer and the terms of the Preferred Shares, including the terms with respect to the payment of dividends, will remain the same.  You will continue to own your Preferred Shares following the Offer until the occurrence of one of the following events:  (1) the redemption of the Preferred Shares by the Fund; (2) a liquidation of the Fund; (3) a sale of your Preferred Shares in a secondary market; or (4) the return of sufficient buyers and sellers in the auction process to allow for a successful auction, which is unlikely if the minimum amount of Preferred Shares (70%) are tendered to complete the Offer.  The Fund provides no assurances that any of these events may occur in the future.

Since February 2008, auctions for the Preferred Shares have failed.  The Preferred Shares are not listed on any securities exchange, there is no established primary trading market for the Preferred Shares, and the Fund is unaware of any secondary market for the Preferred Shares as of the date of this Offer to Purchase.  While successful auctions may take place in the future and there may be a secondary market for the Preferred Shares in which shareholders may decide to participate, shareholders desiring to sell their Preferred Shares may be unable to do so at the time they want or at the full liquidation preference of the Preferred Shares.  If you do not tender your Preferred Shares, the Fund cannot assure you that you will be able to sell your Preferred Shares in the future and – barring one of the events described above – you may be forced to hold your Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per Preferred Share in a secondary market.  See Section 13 – “Certain Effects of the Offer.”

How long do I have to decide whether to tender in the Offer?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on October 26, 2012, unless the Offer is extended (the “Expiration Date,” which in the case of an extension of the Offer will be the latest time and date at which the Offer, as so extended, expires).  If you hold your Preferred Shares directly with the Fund, you have until the Expiration Date to decide whether to tender your Preferred Shares in the Offer.  Further, if you cannot deliver your Preferred Shares or the required documentation to make a valid tender to Deutsche Bank Trust Company Americas (“Deutsche Bank”), the depositary for the Offer (the “Depositary”), prior to the Expiration Date, you may be able to use a guaranteed delivery procedure, which is described in Section 5 – “Procedures for Tendering Preferred Shares.”

If your Preferred Shares are registered in the name of your broker or other nominee, you may need to decide whether to tender your Preferred Shares in the Offer before the Expiration Date in order to allow such broker or nominee time to tender your Preferred Shares.  You should consult your broker or nominee to determine if there is an earlier deadline by which you must inform such broker or nominee of any decision to tender your Preferred Shares and provide to such broker or nominee any other required materials.

Can the Fund extend the Offer?

The Fund may extend the Offer for any period of time to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer.  The Fund also may extend the Offer after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied.  The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement no later than the next business day after the Offer otherwise would have expired.  See Section 2 – “Extension of Offer; Termination; Amendments.”

Are there any conditions to the Offer?

The Offer is conditioned upon a minimum of 70% of the Preferred Shares being tendered and the Fund’s issuance of New Preferred Shares (as defined below).  The Offer is also subject to certain other conditions as described in Section 9 – “Certain Conditions of the Offer.”

How do I tender my Preferred Shares?

If your Preferred Shares are registered in your name, you should obtain the Offer Documents, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal.  These materials must be received by the Depositary in proper form before the Expiration Date.  If your Preferred Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Preferred Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary before the Expiration Date.  See Section 5 – “Procedure for Tendering Preferred Shares.”

When and how will I be paid for my tendered Preferred Shares?

If you validly tender your Preferred Shares and do not withdraw them, the Fund will pay for all such validly tendered Preferred Shares promptly after the Expiration Date, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in Section 9 – “Certain Conditions of the Offer.” The Fund does, however, reserve the right, in its sole discretion, to delay payment for Preferred Shares pending receipt of any regulatory or governmental approvals to the Offer as described in Section 14 – “Plans or Proposals of the Fund; Regulatory Approvals.” The Fund will pay for validly tendered Preferred Shares that have not been withdrawn by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you.  In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares and any other required documents (as described in Section 5 – “Procedures for Tendering Preferred Shares”).

May I withdraw my Preferred Shares after I have tendered them and, if so, by when?

Yes, you may withdraw all of your tendered Preferred Shares at any time prior to the Expiration Date.  Withdrawals of tendered Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will not be deemed validly tendered for purposes of the Offer.  However, you may re-tender withdrawn Preferred Shares by following the tender procedures before the Expiration Date.  After the Expiration Date, tenders are irrevocable, except that if tendered Preferred Shares have not been accepted for payment by the Fund by November 27, 2012 a shareholder may withdraw tendered Preferred Shares at any time on or after that date until the Fund accepts the Preferred Shares for payment.  See Section 6 – “Withdrawal Rights.”

To withdraw tendered Preferred Shares, you must deliver a written notice of withdrawal (a form of which will be provided upon request from Deutsche Bank, the information agent for the Offer) with the required information to the Depositary while you have the right to withdraw the tendered Preferred Shares.  If your Preferred Shares are held in street name by your broker or other nominee, contact that firm to withdraw your tendered Preferred Shares.  If your Preferred Shares are registered in the name of your broker or other nominee, you may need to allow such broker or nominee additional time to withdraw your tendered Preferred Shares.  You should consult your broker or nominee to determine if there is an earlier deadline by which you must inform such broker or nominee of any decision to withdraw your tendered Preferred Shares.  See Section 6 – “Withdrawal Rights.”

Is my sale of Preferred Shares in the Offer a taxable transaction?

A sale of Preferred Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes (except with respect to shareholders that are exempt from federal income tax).  Depending on a shareholder’s particular circumstances, and the number of Preferred Shares tendered and purchased pursuant to the Offer, the sale of Preferred Shares pursuant to the Offer will be treated as either (i) a “sale or exchange” of those Preferred Shares, producing gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Preferred Shares sold pursuant to the Offer, or (ii) the receipt of a distribution from the Fund, taxable as a dividend to the extent of such shareholder’s allocable share of the Fund’s “earnings and profits.”  There is also a risk of tax consequences for shareholders whose percentage interests in the Fund increase as a result of the offer, even if the shareholder does not tender any Preferred Shares pursuant to the Offer.  See Section 7 – “Material United States Federal Income Tax Consequences” for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. shareholders.  Shareholders should consult their own tax advisors.

Does the Fund have the financial resources to make payment for the tendered Preferred Shares?

The Offer is contingent on the issuance of a new series of preferred shares (the “New Preferred Shares”) with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares.  Assuming the Fund purchases all of the outstanding Preferred Shares at a per share price equal to 96% of the liquidation preference of $25,000 per Preferred Share (or $24,000 per Preferred Share), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer will be approximately $67,200,000, plus any unpaid dividends accrued through the Expiration Date.  The Fund intends to use the proceeds from the issuance of the New Preferred Shares and, if necessary, cash on hand and the proceeds from the sale of portfolio securities to pay the purchase price for the Preferred Shares tendered.  See Section 4 – “Source and Amount of Funds.”

Will the Fund reduce its leverage if all Preferred Shares are tendered?

Based on the Fund’s net asset value as of September 14, 2012, and the corresponding asset coverage ratio for its leverage, even if 100% of the Preferred Shares are tendered, the Fund could replace the tendered Preferred Shares with an equivalent amount, in terms of aggregate liquidation preference, of New Preferred Shares and, therefore, would not have to reduce its amount of leverage.  The Fund currently intends to maintain approximately the same amount of leverage after the Offer expires.  However, the amount of leverage that the Fund will be able to maintain immediately following the Offer will not be known until the Expiration Date.  Moreover, the Fund may change its leverage amount in the future.  See Section 13 – “Certain Effects of the Offer.”

How do I obtain information?

Questions, requests for assistance and requests for additional copies of the Offer Documents should be directed to Deutsche Bank, the information agent for the Offer, toll free at 1-800-735-7777 (Option 1).  If you do not own Preferred Shares directly, you should obtain this information and the Offer Documents from your broker or other nominee, as appropriate.

DWS STRATEGIC MUNICIPAL INCOME TRUST

To the Preferred Shareholders:

Introduction

DWS Strategic Municipal Income Trust, a diversified, closed-end management investment company organized as a Massachusetts business trust (the “Fund”), hereby offers (the “Offer”) to purchase up to 100% of its 2,800 outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T, with par value of $0.01 per share and a liquidation preference of $25,000 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as may be amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”).  The Offer is for cash at a price per share equal to 96% of the liquidation preference of $25,000 per Preferred Share (or $24,000 per Preferred Share), plus any unpaid dividends accrued through October 26, 2012, or such later date to which the Offer is extended.

The Fund is making the Offer to all holders of its outstanding Preferred Shares (the “Shareholders”).  The Offer is conditioned upon a minimum of 70% of the Preferred Shares being tendered and the Fund’s issuance of new series of preferred shares (“New Preferred Shares”) in an amount equal to the aggregate liquidation preference of the tendered Preferred Shares.  The Offer is also subject to certain other conditions.  See Section 9 – “Certain Conditions of the Offer.”

Neither the Fund nor its Board of Trustees nor Deutsche Investment Management Americas Inc. (“DIMA”), the Fund’s investment adviser, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Preferred Shares.  No person has been authorized to make any recommendation on behalf of the Fund, its Board of Trustees or DIMA as to whether Shareholders should tender or refrain from tendering Preferred Shares pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained in the Offer Documents.  If made or given, any such recommendation, representation, or information must not be relied upon as having been authorized by the Fund, its Board of Trustees, or DIMA.  Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisers, and make their own decisions whether to tender or refrain from tendering their Preferred Shares.

Shareholders will not be obligated to pay brokerage fees, commissions or, except as set forth in Section 1 – “Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Preferred Shares pursuant to the Offer.  However, if a Shareholder owns Preferred Shares through a broker or other nominee, and the broker or nominee tenders the Preferred Shares on behalf of such Shareholder, such broker or nominee may charge a fee for doing so.  Shareholders should consult their broker or nominee to determine whether any charges will apply.  The Fund will pay all charges and expenses of Deutsche Bank Trust Company Americas, the depositary (the “Depositary”) and the information agent (the “Information Agent”), incurred in connection with the Offer.  See Section 15 – “Fees and Expenses.” Shareholders may be subject to federal income tax on the receipt of cash for Preferred Shares purchased by the Fund pursuant to the Offer.  In addition, if a Shareholder fails to complete, sign and return to the applicable withholding agent the Substitute Internal Revenue Service Form W-9 that is included with the Letter of Transmittal (or for non-U.S. Shareholders, an Internal Revenue Service Form W-8BEN or other appropriate form), they may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to such Shareholder pursuant to the Offer, and certain non-U.S. Shareholders may be subject to a 30% income tax withholding.  See Section 7 – “Material United States Federal Income Tax Consequences.”

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If a Shareholder does not wish to tender any Preferred Shares, no action is required.

The Offer

1. Terms of the Offer; Expiration Date.  Upon the terms and subject to the conditions set forth in the Offer Documents, the Fund will accept for payment in cash up to 100% of the Fund’s 2,800 outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T that are properly tendered and not timely withdrawn in accordance with the terms set forth in Section 5 – “Procedures for Tendering Preferred Shares” prior to the Expiration Date (as defined below).  The Fund reserves the right to extend the Offer to a later Expiration Date.  The amount to be paid for each Preferred Share tendered in the Offer is $24,000, which is equal to 96% of the liquidation preference of $25,000 per Preferred Share.  Shareholders tendering Preferred Shares shall be entitled to receive all dividends accrued on or before the Expiration Date, but not yet paid on Preferred Shares tendered pursuant to the Offer.  Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares.  Under no circumstances will interest be paid on the purchase price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Shares.

The Fund will, upon the terms and conditions of the Offer, purchase all Preferred Shares validly tendered and not withdrawn prior to the Expiration Date.  The Offer is being made to all Shareholders and is conditioned upon a minimum of 70% of the Preferred Shares being tendered and the Fund’s issuance of New Preferred Shares with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares.  The Offer also is subject to certain other conditions.  See Section 9 – “Certain Conditions of the Offer.”  The Fund may determine not to purchase any Preferred Shares because one or more conditions of the Offer are not met.

“Expiration Date” means 5:00 p.m., New York City time, on October 26, 2012, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.  Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not currently contemplate extending the Offer except in connection with the timing of the issuance of New Preferred Shares.

Shareholders will not be obligated to pay transfer taxes on the purchase of Preferred Shares by the Fund, except as set forth below.  If payment of the purchase price is to be made to, or Preferred Shares properly withdrawn or not accepted for payment are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

On September 14, 2012, there were 2,800 outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T, issued and outstanding.  As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not beneficially own any Preferred Shares; accordingly, no Trustees or executive officers of the Fund will tender any Preferred Shares pursuant to the Offer.

2. Extension of Offer; Termination; Amendments.  The Fund expressly reserves the right, in its sole discretion, at any time during the pendency of the Offer, to extend the Offer by making a public announcement thereof.  Such public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date and will disclose the approximate number of Preferred Shares tendered as of that date.  During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a Shareholder to withdraw their tendered Preferred Shares.

The Fund also reserves the right, in its sole discretion, at any time during the pendency of the Offer, to (i) terminate the Offer and not accept for payment or pay for any Preferred Shares; (ii) subject to applicable law, delay the acceptance for payment or payment for Preferred Shares upon the occurrence of any of the conditions described in Section 9 – “Certain Conditions of the Offer”; and (iii) amend the Offer in any respect by making a public announcement thereof.  Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-l(d) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  If (i) the Fund increases or decreases the purchase price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such change is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.  During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a Shareholder to withdraw their tendered Preferred Shares.

3. Acceptance for Payment and Payment.  For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Preferred Shares that are tendered (and not withdrawn in accordance with Section 6 – “Withdrawal Rights”) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Preferred Shares for payment pursuant to the Offer.  Under the Exchange Act, the Fund is obligated to pay for or return tendered Preferred Shares promptly after the termination, expiration, or withdrawal of the Offer.  Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and will pay cash for validly tendered Preferred Shares promptly after the Expiration Date.  The Fund will make payment for Preferred Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to Shareholders promptly as directed by the Fund.  The Fund will not pay interest on the purchase price for the Preferred Shares under any circumstances.

In all cases, payment for Preferred Shares purchased pursuant to the Offer will be made only if Preferred Shares are properly tendered as set forth in Section 5 – “Procedures for Tendering Preferred Shares” below.  If a Shareholder owns Preferred Shares through a broker or other nominee, and the broker or nominee tenders the Preferred Shares on behalf of the Shareholder, such broker or nominee may charge a fee for doing so.  Shareholders should consult their broker or nominee to determine whether any charges will apply.

If the Fund delays its acceptance for payment of, or its payment for, any tendered Preferred Shares, or is unable to accept for payment or pay for such Preferred Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain such Preferred Shares, and such Preferred Shares may not be withdrawn, unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 6 – “Withdrawal Rights.”

4. Source and Amount of Funds.  If 100% of the Preferred Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $67,200,000 plus any unpaid dividends accrued through the Expiration Date.

To pay the aggregate purchase price of Preferred Shares accepted for payment pursuant to the Offer, the Fund intends to use the proceeds from issuing New Preferred Shares.  Based on information provided by DIMA, the Fund believes that it will have the monies, through the issuance of New Preferred Shares and, if necessary, cash on hand and the proceeds from the sale of portfolio securities to purchase the Preferred Shares that may be tendered pursuant to the Offer.  However, if there are not sufficient monies to pay for the tendered Preferred Shares, the Fund may terminate the Offer.

The issuance of the New Preferred Shares is a condition of the Offer as described further in Section 9 – “Certain Conditions of the Offer” below.  Citibank N.A. has entered into a definitive purchase agreement (the “Purchase Agreement”) with the Fund to purchase for cash a number of New Preferred Shares with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares.  The issuance of the New Preferred Shares is subject to the certain closing conditions set forth in the Purchase Agreement.  There can be no assurance that all the closing conditions of the Purchase Agreement will be met and that the New Preferred Shares will be issued.

The Fund expects that the Preferred Shares of the Fund acquired pursuant to the Offer will be cancelled following the completion of the Offer.

5. Procedures for Tendering Preferred Shares.

(a) Proper Tender of Preferred Shares.  To tender Preferred Shares pursuant to the Offer, either (i) a Shareholder must comply with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at DTC through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.  Shareholders whose Preferred Shares are registered in the name of a broker or other nominee should contact such broker or nominee if they desire to tender their Preferred Shares.  Such Shareholders may need to inform their brokers or nominees of any decision to tender Preferred Shares, and deliver any required materials, before the Expiration Date.  Shareholders should consult their broker or nominee to determine when they would need to inform the broker or nominee of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender Preferred Shares.  Participants in the ATOP program must electronically transmit their tender by causing DTC to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. DTC will then send an Agent’s Message to the Depositary.

(b) Book-Entry Delivery.  The Depositary will request that an account be established with respect to the Preferred Shares at DTC (the “Book-Entry Transfer Facility”) for purposes of the Offer.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility.  However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with.  Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.  “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Shares that are the subject of such book-entry confirmation, (ii) the participant has received, and agrees to be bound by, the terms of the Offer and (iii) the Fund may enforce such agreement against such participant.  Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer are true and correct.

(c) Guaranteed Delivery.  If a Shareholder wishes to tender Preferred Shares pursuant to the Offer and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shareholder may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i) for Preferred Shares held in street name, such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the option and sole risk of the Shareholder, and the delivery will be deemed made only when actually received by the Depositary.  If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

(d) Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”).  Signatures on a Letter of Transmittal need not be guaranteed if such Preferred Shares are tendered for the account of an Eligible Institution.

(e) Determinations of Validity.  The Fund and its agents will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares, and its determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders of Preferred Shares that the Fund determines not to be in proper form or refuse the acceptance for payment of or payment for Preferred Shares which may, in the opinion of its counsel, be unlawful.  Tenders will not be deemed to have been made until any defects or irregularities have been cured or waived.  The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Shares.  The Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  Neither the Fund, its Board of Trustees, the Depositary, nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.

The tender of Preferred Shares pursuant to any one of the procedures described above will constitute an acceptance of the Offer by the tendering Shareholder, as well as a representation and warranty that (i) the Shareholder owns the Preferred Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of such Preferred Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering Shareholder also shall be deemed to represent and warrant that:  (i) the Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (ii) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (iii) on request, the Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (iv) the Shareholder has read and agreed to all of the terms of the Offer, including the Offer Documents.  The Fund’s acceptance for payment of the tendered Preferred Shares pursuant to the Offer will constitute a binding agreement between the Fund and the tendering Shareholder with respect to such Preferred Shares, upon the terms and subject to the conditions of the Offer.

In addition, by submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund, all right, title and interest in and to all the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, or other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date and irrevocably constitutes and appoints the Depositary as its true and lawful agent and attorney-in-fact with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Shareholder, of the purchase price, (ii) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer.  Upon acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective.)

(f) United States Federal Income Tax Withholding.  As described below in Section 7 –“Material United States Federal Income Tax Consequences”, payments made to Non-U.S. Shareholders (as defined in Section 7) pursuant to the Offer may be subject to U.S. federal income tax withholding at a rate of 30% (or such lower rate as may be applicable under a tax treaty).  Following completion of the Offer, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Non-U.S. Shareholders.

Further, a U.S. federal backup withholding tax will apply to the gross payments made pursuant to the Offer unless, prior to such payments, each Shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Shareholders, as defined in Section 7) or Form W-8BEN or other appropriate form (for Non-U.S. Shareholders), or otherwise established an exemption from such withholding, submits the appropriate form to the applicable withholding agent.  The backup withholding rate is 28% for amounts paid through 2012.  This rate will expire and the backup withholding rate will be 31% for amounts paid after December 31, 2012, unless Congress enacts legislation providing otherwise.  See Section 7 – “Material United States Federal Income Tax Consequences.”

Under certain circumstances (see Section 7), the applicable withholding agent will withhold a backup withholding tax from the gross payments payable to a Non-U.S. Shareholder unless the applicable withholding agent determines that a reduced rate of withholding or an exemption from withholding is applicable.  (Exemption from backup withholding tax does not exempt a Non-U.S. Shareholder from the 30% withholding tax referred to above and further described in Section 7.)  The applicable withholding agent will determine a Shareholder’s status as a Non-U.S. Shareholder and the Shareholder’s eligibility for a reduced rate of, or an exemption from, backup withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted.  A Non-U.S. Shareholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, backup withholding for which such Shareholder may be eligible, should consider doing so in order to avoid over-withholding.  See Section 7 – “Material United States Federal Income Tax Consequences.”

6. Withdrawal Rights.  Until the Expiration Date, including any Expiration Date resulting from an amendment of the Offer, Shareholders have the right to change their minds and withdraw any tenders of their Preferred Shares.  Accordingly, a Shareholder may withdraw tenders of Preferred Shares made pursuant to the Offer at any time prior to the Expiration Date.  Shareholders having Preferred Shares that are registered in the name of a broker or other nominee, may need to allow such broker or other nominee additional time to withdraw their tendered Preferred Shares.  Such Shareholders should contact their brokers or nominees to determine if there is an earlier deadline by which they must inform them of any decision to withdraw their tendered Preferred Shares.  After the Expiration Date, such tenders are irrevocable, except that if tendered Preferred Shares have not been accepted for payment by the Fund by November 27, 2012 a Shareholder may withdraw tendered Preferred Shares at any time on or after that date until the Fund accepts the Preferred Shares for payment.  If the Fund extends the period of time during which the Offer is open, or is unable to accept for payment or pay for, or is delayed in accepting for payment or paying for, the Preferred Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on its behalf, retain all Preferred Shares tendered, and such Preferred Shares may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Preferred Shares, a written transmission of a notice of withdrawal (a form of which will be provided upon request from the Information Agent) with respect to the Preferred Shares must be timely received by the Depositary, and the notice of withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn and the number of Preferred Shares to be withdrawn and the name of the registered Shareholder, if different from that of the person who tendered such Preferred Shares.  If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with the signatures guaranteed by an Eligible Institution (except in the case of Preferred Shares tendered by an Eligible Institution) must be submitted prior to the release of such Preferred Shares.  In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares.  Shareholders having Preferred Shares that are registered in the name of a broker or nominee need to contact such broker or other nominee to withdraw their tendered Preferred Shares.  Withdrawals may not be rescinded, and Preferred Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Shares may be re-tendered by again following one of the procedures described in Section 5 – “Procedures for Tendering Preferred Shares” at any time prior to the Expiration Date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding.  Except as otherwise provided in this Section 6, tenders of Preferred Shares made pursuant to the Offer will be irrevocable.

Neither the Fund, its Board of Trustees, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Shareholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

7. Material United States Federal Income Tax Consequences.  The following discussion is a general summary of the material U.S. federal income tax consequences of a sale of Preferred Shares pursuant to the Offer.  This summary is based on current U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which may be repealed, revoked or modified so as to result in U.S. federal tax consequences different from those discussed below.  There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.  Each Shareholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the Shareholder is a citizen, resident or domiciliary.

As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) a U.S. citizen or a person treated under the Code as a resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income, and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.  The term “Non-U.S. Shareholder” refers to a Shareholder who is not a U.S. Shareholder.

(a) U.S. Shareholders.  A U.S. Shareholder whose Preferred Shares are repurchased pursuant to the Offer will generally be treated as having sold the Preferred Shares and will recognize gain or loss for U.S. federal income tax purposes if as a result of the repurchase pursuant to the Offer, after applying the ownership attribution rules under Section 318 of the Code, (A) such Shareholder is treated as having redeemed all of his, her or its shares in the Fund (including, without limitation, all Preferred Shares and common shares), (B) after the redemption such Shareholder holds less than 50% of the total voting interests in the Fund and such Shareholder’s percentage voting interest in the Fund is reduced as a result of the redemption to less than 80% of such Shareholder’s percentage voting interest in the Fund prior to the redemption (note, however, that a redemption will not be treated as satisfying this test unless the Shareholder’s ownership of common shares of the Fund also meets this 80% reduction test), or (C) the distribution is otherwise not “essentially equivalent to a dividend” with respect to such Shareholder (for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Shareholder’s percentage interest in the Fund; whether a reduction is “meaningful” depends on a Shareholder’s particular facts and circumstances).  Such gain or loss will equal the difference between the consideration paid by the Fund for the Preferred Shares pursuant to the Offer and the Shareholder’s adjusted tax basis in the Preferred Shares sold.  The Fund expects that the sale date of such Preferred Shares for federal income tax purposes will be the date the Fund accepts Preferred Shares for purchase.

If the repurchase is treated as a sale or exchange pursuant to the above rules, a tendering U.S. Shareholder’s gain or loss will be capital gain or loss if the Preferred Shares sold are held by the Shareholder at the time of sale as capital assets and will be treated as long-term if the Preferred Shares have been held for more than one year or as short-term if the Preferred Shares have been held for one year or less.  The maximum federal income tax rate applicable to capital gains recognized by a non-corporate U.S. Shareholder is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 15% for long-term capital gains for taxable years beginning on or before December 31, 2012.  For taxable years beginning after December 31, 2012, the maximum long-term capital gains rate is scheduled to increase to 20% (and, in addition, a 3.8% Medicare tax may apply to certain non-corporate U.S. Shareholders).  For a corporate U.S. Shareholder, capital gain is taxed at the same federal income tax rate as ordinary income.  Any capital losses recognized by a non-corporate U.S. Shareholder generally may be used only to offset capital gains plus $3,000 ($1,500 for a married individual filing a separate return) of ordinary income per year with any unused capital loss carried forward indefinitely to offset capital gain or ordinary income (subject to the $3,000 ($1,500 for a married individual filing a separate return) ordinary income limitation) in future years.  Any capital losses realized by a corporate U.S. Shareholder generally may be used only to offset capital gains and generally may be carried back three years and carried forward five years.

In the event that a Shareholder’s tender of Preferred Shares does not satisfy any of the three tests above to qualify for sale or exchange treatment, such Shareholder would be deemed to receive a distribution from the Fund with respect to the Preferred Shares.  The amount of this distribution would equal the full consideration paid by the Fund to such Shareholder for the Preferred Shares sold.  The distribution would be treated as a dividend to the extent of the Fund’s current or accumulated earnings and profits allocable to such distribution, and the adjusted basis of the Preferred Shares held (or deemed held under Section 318 of the Code) by such Shareholder after the tender would be increased by the Shareholder’s adjusted tax basis in the Preferred Shares sold in the tender and decreased by the portion of such distribution not treated as a dividend.  If such portion exceeds the adjusted tax basis in the Preferred Shares held (or deemed held) after the tender, such excess will be treated as gain from the sale or exchange of such Preferred Shares.  In the case of a tendering U.S. Shareholder that is a corporation treated as receiving a distribution from the Fund in connection with the transaction, special basis adjustments may also apply with respect to any Preferred Shares of such U.S. Shareholder not repurchased in connection with the Offer.

Provided that no Shareholder is treated as receiving a dividend as a result of the Offer, Shareholders whose ownership interest in the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase.  In the event that any Shareholder is deemed to receive a dividend, it is possible that Shareholders whose ownership interest in the Fund increases as a result of the tender, including Shareholders who do not tender any Preferred Shares pursuant to the Offer, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their ownership interest in the Fund as a result of the Offer.  Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it.  Such dividend treatment will not apply, however, if the tender is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

Under the “wash sale” rules under the Code, provided the tender of Preferred Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Preferred Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Shareholder acquires other Preferred Shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Preferred Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss.  Any loss realized by a Shareholder on the sale of a Preferred Share held by the Shareholder for six months or less will be disallowed to the extent of any exempt-interest dividends received by the Shareholder with respect to such Preferred Share, unless the Fund declares exempt-interest dividends on a daily basis in an amount equal to at least 90% of its net tax-exempt interest and distributes such dividends on a monthly or more frequent basis, and, to the extent not disallowed, such loss will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Shareholder with respect to such Preferred Share.

The applicable withholding agent will be required to backup withhold 28% (or 31% for amounts paid after December 31, 2012) of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either:  (a) the U.S. Shareholder has completed and submitted to the applicable withholding agent an IRS Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that:  (i) such number is correct and (ii) the U.S. Shareholder is exempt from backup withholding, the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law.  A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

(b) Non-U.S. Shareholders.  The U.S. federal income taxation of a Non-U.S. Shareholder (as defined above) on a sale of Preferred Shares pursuant to the Offer depends on the tax characterization of the transaction as either a sale of the Preferred Shares or a distribution by the Fund, determined in the same manner as discussed above for U.S. Shareholders, as well as whether the Non-U.S. Shareholder’s participation in such transaction is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Shareholder.  If the sale of Preferred Shares pursuant to the Offer is not so effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder, any gain realized by a Non-U.S. Shareholder upon the tender of Preferred Shares pursuant to the Offer that is respected as a sale or exchange for federal income tax purposes will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are satisfied.  If, however, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund that is a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the shareholder’s increase in its percentage ownership of the Fund resulting from other shareholders’ sale of Preferred Shares pursuant to the Offer, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty).  Following completion of the Offer, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Non-U.S. Shareholders.  A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax so withheld.  Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.  If any gain or dividend income realized on the tender of Preferred Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Shareholder, such gain or dividend will be treated and taxed in the same manner as if the Non-U.S. Shareholder were a U.S. Shareholder.

In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on effectively connected income.

Non-U.S. Shareholders should provide the applicable withholding agent with a completed IRS Form W-8BEN or other appropriate IRS form in order to avoid backup withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Preferred Shares.  Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability.  Form W-8BEN is included as part of the Letter of Transmittal.

(c) Other Tax Consequences.  The Fund’s purchase of Preferred Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains.  Therefore, in certain circumstances, shareholders who remain shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Under Treasury regulations, if a shareholder recognizes a loss with respect to the Fund’s Preferred Shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, as well as in certain other instances, the shareholder must file with the IRS a disclosure statement on Form 8886.  The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper.  Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

8. Purpose of the Offer.  The Offer is being made in connection with a proposal to refinance the Fund’s current leverage represented by the outstanding Preferred Shares.  The Fund uses leverage to seek to enhance the distributions and investment return available over time to the Fund’s common shareholders by seeking to earn a rate of portfolio return (which includes the return related to investments made with proceeds from leverage) that exceeds the leverage costs.  Since February 2008, auctions of the Preferred Shares have failed.  A failed auction is not a default on or loss of capital of, the Preferred Shares, and in the case of a failed auction, the Fund continues to pay dividends, but at the specified maximum rate rather than at a market clearing rate.  However, as a result of the failed auctions, Shareholders who desired to sell their Preferred Shares have been unable to do so.

In light of the continued auction failures and the general market conditions for auction rate preferred shares, DIMA has evaluated alternative leverage solutions that would result in additional liquidity for Shareholders and that it believes also would be in the best interests of the Fund’s common shareholders and the Fund as a whole.  In May 2012, the Board of Trustees of the Fund approved a proposal by DIMA to refinance the Fund’s current leverage by (i) conducting the Offer for the Preferred Shares and (ii) issuing New Preferred Shares with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares.

Neither the Fund, its Board of Trustees nor DIMA makes any recommendation to any Shareholders as to whether to tender or refrain from tendering Preferred Shares and has not authorized any person to make any such recommendation.  Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisers, and make their own decisions whether to tender or refrain from tendering their Preferred Shares.

9. Certain Conditions of the Offer.  Notwithstanding any other provision of the Offer, the Fund will not purchase Preferred Shares pursuant to the Offer if:  (1) less than 70% of the Preferred Shares are validly tendered prior to the Expiration Date; (2) the Fund is unable to issue New Preferred Shares with an aggregate liquidation preference equal to the aggregate liquidation preference of tendered Preferred Shares; (3) to the extent necessary, the Fund is not able to sell sufficient portfolio securities to raise cash to purchase Preferred Shares tendered pursuant to the Offer; (4) such transactions, if consummated, would (i) result in the delisting of the Fund’s common shares from the NYSE or (ii) impair, jeopardize or cause the loss of the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (5) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging the Offer or transactions constituent thereto, (ii) suspension of or limitations on prices for trading securities generally on the NYSE or other exchange, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, or (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board, impractical or inadvisable to proceed with the Offer; or (6) the Board determines in good faith that effecting any transaction constituent to the Offer would constitute a breach of their fiduciary duty owed to the Fund or its shareholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment.  The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by the Fund concerning the conditions described in this Section 9 shall be final and binding.

As noted above in Section 4 – “Source and Amount of Funds,” the Fund and Citibank N.A. have entered into the Purchase Agreement pursuant to the terms of which Citibank N.A. has agreed to purchase for cash a number of New Preferred Shares with an aggregate liquidation preference equal to the aggregate liquidation preference of the tendered Preferred Shares.  Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on June 10, 2011, as of

May 31, 2011, Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc., affiliates of Citibank N.A. (collectively, the “Citigroup Entities”), beneficially owned in the aggregate 1,945 Preferred Shares (or 69.5% of the Preferred Shares outstanding as of May 31, 2011).  It is currently expected that the Citigroup Entities will tender all their Preferred Shares pursuant to the Offer; however, there is no assurance that they will do so.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect.  If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Preferred Shares tendered, it will, to the extent necessary or required by applicable law, extend the period of time during which the Offer is open as provided in Section 2 – “Extension of Offer; Termination; Amendments.”  Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2 – “Extension of Offer; Termination; Amendments.”

10. Price Range of Preferred Shares; Dividends.  The Preferred Shares are not listed and do not trade on any securities exchange.  Therefore, no primary trading market for the Preferred Shares has been established and no price history is available.  There may be a secondary market for the Preferred Shares; however, the Fund does not have sufficient information to establish whether there is a particular price or price history for the Preferred Shares on a secondary market.

Under market conditions as they existed prior to the first quarter of 2008, the dividend rate payable on the Preferred Shares for each rate period (currently the rate period for the Preferred Shares is seven days) was set at the applicable market clearing rate determined through an auction process maintained and administered by an unaffiliated broker-dealer that brought together bidders, who sought to buy Preferred Shares, and Shareholders, who sought to sell their Preferred Shares.  The auction functioned in a manner such that Shareholders desiring to sell Preferred Shares in the auction would receive the liquidation preference per share.  The terms of the Preferred Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the dividend rate adjusts to a maximum rate (the “Maximum Rate”).  Since February 2008, the periodic auctions for the Preferred Shares have failed.

In a failed auction, Shareholders who desire to sell their Preferred Shares are unable to do so and instead continue to hold their Preferred Shares until the end of the next rate period.  A failed auction does not represent a default on, or loss of capital of, the Preferred Shares.  In the case of a failed auction, the Fund continues to pay dividends, but at the Maximum Rate rather than at a market clearing rate.  The Maximum Rate is dependent on the credit rating assigned to the Preferred Shares.

The “Maximum Rate” is the product of the “Rate Multiple” and the “Reference Rate.”  The “Rate Multiple” is determined by reference to the credit rating or ratings assigned to the Preferred Shares by Moody’s or S&P as shown in the table below.

Prevailing Rating	Rate Multiple
Aa3/AA- or higher……………..	110%
A3/A-…………………………..	125%
Baa3/BBB-……………………..	150%
Ba3/BB-………………………...	200%
Below Ba3/BB-…………………	250%

The “Reference Rate” is the higher of the “Taxable Equivalent of the Short-Term Municipal Bond Rate” (defined as the approximate taxable yield equivalent of the yield on short-term municipal securities derived by reference to the S&P Weekly High Grade Index) and the “AA” Composite Commercial Paper Rate.

Based on the Preferred Shares’ current credit ratings of Aa2 by Moody’s and AAA by S&P, the “Rate Multiple” is 110%.  Based on the “Rate Multiple” and “Reference Rate” as of the recent auction held on September 11, 2012, the Maximum Rate was 0.259%, and for the twelve month period ending August 31, 2012, the Maximum Rate ranged from 0.107% to 0.381%.

The terms of the Offer provide that Shareholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid.  Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares.  The amount and frequency of dividends in the future will be set through auctions according to the terms of the Preferred Shares or, if the auction is a failed auction, at the Maximum Rate described above or as otherwise provided pursuant to the terms of the Preferred Shares.

11. Certain Information about the Fund.  The Fund’s principal executive offices are located at 345 Park Avenue, New York, New York 10154 (telephone number (800) 349-4281).  The Fund is a diversified, closed-end management investment company, organized as a Massachusetts business trust.

The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance with the 1940 Act files semi-annual reports and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters.

An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC’s public reference facilities at its Headquarters Office, 100 F Street, N.E., Washington, DC 20549.  Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.

DIMA, the Fund’s investment adviser, is a registered investment adviser under the Investment Advisers Act of 1940 with headquarters at 345 Park Avenue, New York, New York 10154.  DIMA is part of Deutsche Asset Management, which is the marketing name in the United States for the asset management activities of Deutsche Bank AG.  Deutsche Asset Management provides a full range of investment advisory services to retail and institutional clients.  Deutsche Bank AG is an international commercial and investment banking institution that is engaged in a wide range of financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance.  As of June 30, 2012, Deutsche Bank AG and its affiliates collectively had approximately €1,132 billion in invested assets.

12. Interest of Trustees, Executive Officers and Certain Related Persons.  Information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund, and other matters is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with SEC.  The business address of each Trustee is c/o Paul K. Freeman, Independent Chairman, DWS Funds, P.O. Box 101833, Denver, CO  80250-1833.  The business address of each of the Fund’s President and Chief Financial Officer and Treasurer is 60 Wall Street, New York, NY 10005.  The business address of the Fund’s Secretary is One Beacon Street, Boston, MA  02108.  As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not own any Preferred Shares and collectively owned less than 1% of the Fund’s outstanding shares of common stock.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, have effected any transactions in the Preferred Shares, during the sixty day period prior to the date hereof.

Except as set forth in this Offer to Purchase (see Section 4 – “Source and Amount of Funds”) or filed as an Exhibit to the Schedule TO of which this Offer to Purchase is a part, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s Trustees or executive officers, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

13. Certain Effects of the Offer.

(a) Purchase Price in the Offer is Less than Liquidation Preference.  The purchase price for tendered Preferred Shares in the Offer reflects a 4% discount to the liquidation preference of $25,000 per Preferred Share.  As a result, Shareholders who tender their Preferred Shares for purchase by the Fund pursuant to the Offer will realize less than they would be entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation).  In addition, the Amended and Restated Certificate of Designation (the “Statement”) governing the Preferred Shares requires that the Fund redeem Preferred Shares at 100% of the liquidation preference (plus accrued dividends) when certain asset coverage requirements are not met.  In addition, the Fund may elect to effect an optional redemption of the Preferred Shares pursuant to the Statement at a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed (plus accrued dividends).  The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including an optional redemption of such Preferred Shares; however, there is no assurance that the Fund will redeem any Preferred Shares that remain outstanding after the Offer.

On July 12, 2012, as part of an industry-wide review of securities of closed-end funds, Moody’s downgraded the Preferred Shares from Aaa to Aa2.  The Preferred Shares remain rated AAA by Standard & Poor’s.  The Fund has determined that the action taken by Moody’s on July 12, 2012 does not have any effect on the Maximum Rate payable on the Preferred Shares under the Statement and does not trigger any obligation to redeem the Preferred Shares.

(b) Lack of Market for Preferred Shares.  Shareholders who decide not to tender their Preferred Shares will still own the same number of Preferred Shares following the completion of the Offer and the terms of the Preferred Shares, including the terms with respect to the payment of dividends, will remain the same.  Non-tendering Shareholders will continue to own their Preferred Shares following the Offer until the occurrence of one of the following events:  (1) the redemption of the Preferred Shares by the Fund; (2) a liquidation of the Fund; (3) a sale of Preferred Shares in a secondary market; or (4) the return of sufficient buyers and sellers in the auction process to allow for a successful auction in which the Shareholder sells their Preferred Shares, which is unlikely if the minimum amount of Preferred Shares (70%) are tendered to complete the Offer.  The Fund provides no assurances that any of these events may occur in the future.

Since February 2008, auctions for the Preferred Shares have failed.  The Preferred Shares are not listed on any securities exchange, there is no established primary trading market for the Preferred Shares and the Fund is unaware of any secondary market for the Preferred Shares as of the date of this Offer to Purchase.  While successful auctions may take place in the future and there may be a secondary market for the Preferred Shares in which Shareholders may decide to participate, Shareholders desiring to sell their Preferred Shares after the Offer may be unable to do so at the time they want or at the full liquidation preference of the Preferred Shares.  If Shareholders do not tender Preferred Shares, the Fund cannot assure Shareholders that they will be able to sell their Preferred Shares in the future and – barring one of the events described above – Shareholders may be forced to hold Preferred Shares indefinitely or may have to sell Preferred Shares at a significant discount to their liquidation preference of $25,000 per share in a secondary market.

(c) Dividend Rates and Cost of Leverage.  Until the first quarter of 2008, the dividend rate paid on the Preferred Shares was determined pursuant to an auction process but, since February 2008, auctions for the Preferred Shares have failed.  As a result, the current dividend rate paid on the Preferred Shares is set at the Maximum Rate (as described in Section 10 – “Price Range of Preferred Shares; Dividends”).  The calculation for determining the Maximum Rate for the Preferred Shares is based on a different methodology than the calculation for determining the dividend rate for the New Preferred Shares.  As a result, depending on the market conditions, dividend rates for Preferred Shares that remain outstanding after the Offer may be higher or lower than dividend rates for the New Preferred Shares or dividend rates or interest charges for other leverage alternatives used by the Fund in the future.  Therefore, the Fund’s leverage costs will vary in the future and could increase.

(d) Fixed Term of the New Preferred Shares.  The leverage represented by the outstanding Preferred Shares is perpetual in that the Preferred Shares have no fixed repayment date and may remain outstanding indefinitely.  In contrast, the New Preferred Shares will have a fixed term ending within three years of issuance, unless the purchaser agrees to extend or renew the term.  If the Fund is unable at the term redemption date of the New Preferred Shares to refinance the New Preferred Shares or to otherwise find an attractive leverage alternative to the New Preferred Shares, the Fund will be forced to decrease the amount of its leverage (i.e., sell assets and use the proceeds of such sales to redeem the New Preferred Shares).  There is also no guarantee that the Fund will be able to refinance the New Preferred Shares on substantially the same terms and the costs of the Fund’s leverage may increase at the end of the term of the New Preferred Shares as a result of refinancing the New Preferred Shares.

(e) Effect on Common Shares.  To pay the aggregate purchase price of Preferred Shares accepted for payment pursuant to the Offer, the Fund anticipates using the proceeds from the issuance of New Preferred Shares and, if necessary, cash on hand and the proceeds from the sale of portfolio securities.  If the Fund sells portfolio securities to raise cash to help finance the Offer, the Fund will incur brokerage and related transaction expenses which will be borne by common shareholders, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund.  If the Fund sells portfolio securities during the pendency of the Offer to raise cash for the purchase of Preferred Shares, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents.  This cash position may earn a return less than that generated by the other assets of the Fund.

Depending on the Fund’s net asset value as of the Expiration Date, the Fund may be required to reduce its amount of leverage to some extent depending on the amount of Preferred Shares tendered in order to comply with the asset coverage ratio applicable to a closed-end investment company under the 1940 Act with respect to senior securities representing stock.  The 1940 Act requires that the Fund maintain asset coverage for senior securities representing stock, including the Preferred Shares and New Preferred Shares, of at least 200% immediately after such issuance.  As a result, if the Fund is required to reduce its amount of leverage, the potential positive impact on net asset value and corresponding return to common shareholders due to leverage would be reduced.  Based on the Fund’s net asset value as of September 14, 2012, and the corresponding asset coverage ratio for its leverage, even if 100% of the Preferred Shares are tendered, the Fund could replace the tendered Preferred Shares with an equivalent amount, in terms of liquidation preference, of New Preferred Shares and, therefore, would not have to reduce its amount of leverage.  The Fund currently intends to maintain approximately the same amount of leverage after the Offer expires.  However, the amount of leverage that the Fund will be able to maintain immediately following the Offer will not be known until the Expiration Date.  Moreover, the Fund may change its leverage amount in the future.

(f) Recognition of Gains/Losses.  As noted, although the Fund does not intend to sell portfolio securities to finance the purchase of Preferred Shares tendered pursuant to the Offer, it may be required to do so.  If the Fund has to sell portfolio securities and its tax basis in the securities sold is less than the sale proceeds, the Fund will recognize capital gain.  The Fund would expect to distribute any such gains (reduced by net capital losses realized during the taxable year, if any, and available capital loss carryovers) to shareholders of the Fund.  This recognition and distribution of gains, if any, would have two negative consequences: first, Shareholders that receive distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case (to the extent not offset by a gross-up payment by the Fund pursuant to the terms of the Preferred Shares); and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gain.  It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized).  In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates when distributed to them.

14. Plans or Proposals of the Fund; Regulatory Approvals.  Except as otherwise described in this Offer to Purchase, neither the Fund nor the Board of Trustees has any plans or proposals, and have not engaged in any negotiations, that relate to or would result in: (i) an extraordinary transaction, such as a merger, reorganization or liquidation involving the Fund; (ii) any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, any other tender offer that may be contemplated in the future, or otherwise set forth herein); (iii) any material change in the present capitalization of the Fund (except as resulting from the Offer and the issuance of New Preferred Shares, any other tender offer that may be contemplated in the future, or as otherwise set forth herein); (iv) any change in the present Board or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the trustees, or to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (v) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (vi) a class of the Fund’s equity securities being delisted from a national securities exchange or deauthorized to be quoted in an automated quotations system operated by a national securities association; (vii) any class of the Fund’s securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (viii) a suspension of the Fund’s reporting requirements under Section 15(d) of the Exchange Act; (ix) the acquisition by any person of additional securities of the Fund (other than the Fund’s intention to accept Preferred Shares in consideration for cash pursuant to the Offer and to issue New Preferred Shares), or the disposition of securities of the Fund (other than those tendered Preferred Shares which are accepted by the Fund and retired pursuant to this Offer); or (x) any changes in the governing instruments or other actions that could impede the acquisition of control of the Fund.

The Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Shares as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition of Preferred Shares as contemplated by the Offer.  Should any such approval or other action be required, the Fund currently contemplates that it will seek such approval or other action will be sought.  The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business.  The Fund’s obligation to accept for payment and pay for Preferred Shares under the Offer is subject to various conditions.  See Section 9 – “Certain Conditions of the Offer.”

15. Fees and Expenses.  The Fund has retained Deutsche Bank to act as the Information Agent and to act as the Depositary in connection with the Offer.  The Information Agent may contact Shareholders by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker or dealer, commercial bank, trust company or other person (other than the Information Agent and Depositary) for soliciting tenders of Preferred Shares pursuant to the Offer.  Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16. Miscellaneous.  The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Preferred Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.  The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Preferred Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction.  The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Preferred Shares cannot lawfully be accepted, purchased or paid for.  So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

September 27, 2012	DWS STRATEGIC MUNICIPAL INCOME TRUST

Any required documents should be sent to the Depositary at the applicable address set forth below.  If Shareholders have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, they can contact the Information Agent at its address or relevant telephone number set forth below.  Shareholders may also contact their broker or nominee for assistance concerning the Offer.

DEUTSCHE BANK TRUST COMPANY AMERICAS

DEPOSITARY

Delivery By First Class Mail, By Registered, Certified or Express Mail, By Overnight Courier, and By Hand should be directed to:

c/o DB Services Americas, Inc.
MS JCK01-D218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Reorganization Unit

DEUTSCHE BANK TRUST COMPANY AMERICAS

INFORMATION AGENT

c/o DB Services Americas, Inc.
MS JCK01-D218
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Reorganization Unit

Telephone: 1-800-735-7777 (Option 1)
Facsimile: 1-615-866-3889
Email:  db.reorg@db.com